CO-ADMINISTRATION AGREEMENT

                                November 1, 2005

Credit Suisse Asset Management Securities, Inc.
466 Lexington Avenue
New York, New York  10017-3147

Dear Ladies and Gentlemen:

         In accordance with Section 7 of the Co-Administration Agreement, dated March 18, 2002 (the "Agreement"), between Credit Suisse Opportunity Funds (the "Trust"), and Credit Suisse Asset Management Securities, Inc. ("CSAMSI"), the Trust hereby notifies CSAMSI of the Trust's desire to amend Exhibit A of the Agreement to include the Credit Suisse Strategic Allocation Fund -- Conservative, Credit Suisse Strategic Allocation Fund -- Moderate and Credit Suisse Strategic Allocation Fund -- Aggressive (the "the Funds"), and to have CSAMSI render services as Co-Administrator under the terms of the Agreement with respect to the Funds.

         The annual co-administration fee with respect to each Fund shall be 0.10% of such Fund's average daily net assets.

          Please confirm that the foregoing is in accordance with your understanding by indicating your acceptance hereof at the place below indicated, whereupon it shall become a binding agreement between us.

                                              Very truly yours,

                                                 CREDIT SUISSE OPPORTUNITY FUNDS

                                                 By:   /s/ J. Kevin Gao
                                                       -------------------
                                                       Name:  J. Kevin Gao
                                                       Title: Vice President and
                                                              Secretary

Accepted:

CREDIT SUISSE ASSET MANAGEMENT
SECURITIES, INC.


By:   /s/Ajay Mehra
      -----------------
      Name:  Ajay Mehra
      Title: Secretary